United States
Securities and Exchange Commission
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐   Preliminary Proxy Statement
☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐   Definitive Proxy Statement
☒   Definitive Additional Materials
☐   Soliciting Material Pursuant to §240.14a-12
VIRTUS GLOBAL DIVIDEND & INCOME FUND INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒
No fee required.

☐
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.
Title of each class of securities to which transaction applies:

2.
Aggregate number of securities to which transaction applies:

3.
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.
Proposed maximum aggregate value of transaction:

5.
Total fee paid:

☐
Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.
Amount Previously Paid:

2.
Form, Schedule or Registration Statement No.:

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Filing Party:

4.
Date Filed:

Virtus Total Return Fund Inc. (ZF)

Virtus Global Dividend & Income Fund Inc. (ZTR)

Important Notice:

Please exercise your right to vote as soon as possible!

Dear Shareholder:

We need your help. We recently sent you proxy materials concerning important proposals affecting your fund(s), which will be considered at a Joint Special Meeting of Shareholders on November 1, 2019 at 10:00 a.m. Eastern Time, at the offices of Virtus Investment Partners, Inc., One Financial Plaza, Hartford, CT 06103. This letter was sent because you held shares in the fund(s) on the record date and we have not received your vote.

After careful review, the Fund's Board has unanimously approved the proposals detailed in your proxy materials and is recommending that shareholders vote FOR the proposals.

Every vote matters, no matter the size of your holdings.

Please take a moment now to cast your vote using one of the options listed below:

1.	Vote Online

Log on to the website or scan the QR code shown on your proxy card. Please have your proxy card in hand to access your control number (located in the box) and follow the on-screen instructions.

2.	Vote By Touch-Tone Telephone

Call the toll-free number listed on your proxy card. Please have your proxy card in hand to access your control number (located in the box) and follow the recorded instructions.

3.	Vote By Mail

Complete, sign and date the proxy card and then return it in the enclosed postage paid envelope.

The proxy materials we sent you contain important information regarding the proposals that you and other shareholders are being asked to consider. Please read the materials carefully. If you have any questions regarding the proposals, or need assistance with voting, you may call Computershare Fund Services, the funds’ proxy solicitor, toll free at 1-888-916-1746.

View or download the Joint Proxy Statement/Prospectus:

https://www.proxy-direct.com/vir-30838

Thank you for your prompt attention to this matter. If you have already voted, we appreciate your participation.

R1_30838_S89369